Exhibit 99.2

CONTACT:	(206) 622-4191
Fran Conley, CEO
Ernie Johnson, CFO

Cutter & Buck Announces $.05 Dividend and Stock Repurchase Program Up To $6 Million

SEATTLE, March 15, 2004. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced that it is starting a quarterly dividend and a stock repurchase program.

“This is a significant moment,” said Fran Conley, chief executive officer. “Cutter & Buck’s recent performance and strong cash position allow us to reward our shareholders for their confidence in  the company.”

“During the last nine months, we generated $24.5 million in free cash flow,*” continued Conley.  “At the end of January, we had $42 million in cash and short-term investments.  This gives us the ability to return value to the shareholders at the same time that we continue to fund operations; invest in growth opportunities;  consider possible acquisitions; and provide for contingencies.”

After considering a number of alternatives, the Board decided on both a dividend and the stock repurchase. The dividend is set at a level consistent with our current expectations of future cash flows, and the stock repurchase program reflects the sustainable benefits of the cash freed up by careful management of inventory and accounts receivable.

“At current prices, the dividend represents an annual yield of approximately 2%,” said Ernie Johnson, CFO.  “Over time, this can be a significant value to shareholders.  The stock repurchase is an additional way to increase benefits to all shareholders. Those who choose to sell get the price they want, and those who remain shareholders will own a larger portion of the company and its results.”

The Board of Directors approved a dividend of $.05 a share, payable on April 9 to holders of record on March 26.  The Board also approved repurchase of up to $6 million in company stock. The repurchases may be made from  time to time in the open market or in privately negotiated transactions. The repurchase program may be suspended at any time without notice.  The timing of repurchases and the actual number of shares repurchased will depend on market conditions, alternative uses of capital and other factors.

*Cutter & Buck defines free cash flow as cash provided by operating activities less capital expenditures.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements.  Those factors include, but are not limited to the following: the ability of the company to control costs and expenses; costs associated with the indemnification of former officers;  relations with and performance of suppliers; the Company’s ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution channels; competition; access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining the integrity of the Company’s technology and information systems; maintaining satisfactory relationships with our banking partners; political and trade relations; changes in international trade quota systems for apparel;  the overall level of consumer spending on apparel; global economic and political  conditions and additional threatened terrorist attacks and responses thereto, including war.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs, sources, markets and distributes upscale sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf pro shops and resorts, corporate accounts, upscale specialty retail stores and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, high-quality materials and manufacturing, and rich detailing.